UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 12, 2023

HighPeak Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39464	84-3533602
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

421 W. 3rd St., Suite 1000 Fort Worth, Texas 76102
(address of principal executive offices) (zip code)

(817) 850-9200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	HPK	The Nasdaq Stock Market LLC
Warrant	HPKEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into a Material Definitive Agreement.

2023 Term Loan Credit Agreement

On September 12, 2023, HighPeak Energy, Inc. (the “Company”) entered into a senior secured term loan credit agreement (the “2023 Term Loan Credit Agreement”) among the Company, as borrower, Texas Capital Bank (“Texas Capital”), as administrative agent, Chambers Energy Management, LP (“Chambers”), as collateral agent and the lenders from time to time party thereto. The 2023 Term Loan Credit Agreement has a maturity date of September 30, 2026.

The 2023 Term Loan Credit Agreement provides for an aggregated commitment capacity equal to $1.2 billion.

Loans under the 2023 Term Loan Credit Agreement bear interest at a rate per annum equal to the Adjusted Term SOFR (as defined in the 2023 Term Loan Credit Agreement) plus an applicable margin of 7.50%. To the extent that a payment default exists and is continuing, at the election of the Required Lenders (as defined in the 2023 Term Loan Credit Agreement) under the 2023 Term Loan Credit Agreement, all amounts outstanding under the 2023 Term Loan Credit Agreement will bear interest at 2.00% per annum above the rate and margin otherwise applicable thereto. The Company is able to repay any amounts borrowed prior to the maturity date, subject to a concurrent payment of (i) the Make-Whole Amount (as defined in the 2023 Term Loan Credit Agreement) for any optional prepayment prior to the date 18 months after the closing date, (ii) 1.00% of the principal amount being repaid for any optional prepayment on or after the date 18 months after the closing date but prior to the date 24 months after the closing date and (iii) without any premium for any optional prepayment on or after the date that is 24 months after the closing date.

The 2023 Term Loan Credit Agreement is guaranteed by the Company and certain of its subsidiaries and is secured by a first lien security interest in substantially all assets of the Company and certain of its subsidiaries.

The 2023 Term Loan Credit Agreement also contains certain financial covenants, including (i) an asset coverage ratio that may not be less than 1.50 to 1.00 as of the last day of any fiscal quarter and (ii) a total net leverage ratio that may not exceed 2.00 to 1.00 as of the last day of any fiscal quarter.

Additionally, the 2023 Term Loan Credit Agreement contains additional restrictive covenants that limit the ability of the Company and its restricted subsidiaries to, among other things, incur additional indebtedness (with such exceptions including, among other things, a super priority revolving credit facility limited to $100 million), incur additional liens, make investments and loans, enter into mergers and acquisitions, materially increase dividends and other payments, enter into certain hedging transactions, sell assets, engage in transactions with affiliates and make certain capital expenditures based on the Company’s total net leverage ratio.

The 2023 Term Loan Credit Facility contains customary mandatory prepayments, including quarterly installments of $30 million in aggregate principal amount beginning March 31, 2024, the prepayment of gross proceeds from an incurred indebtedness other than Permitted Indebtedness (as defined in the 2023 Term Loan Credit Agreement), the prepayment of net cash proceeds for asset sales and hedge terminations in excess of $20 million within one calendar year, and prepayments of Excess Cash Flow (as defined in the 2023 Term Loan Credit Agreement) beginning with the fiscal quarter ending March 31, 2024. In addition, the 2023 Term Loan Credit Agreement is subject to customary events of default, including a change in control. If an event of default occurs and is continuing, the collateral agent or the majority lenders may accelerate any amounts outstanding and terminate lender commitments.

The 2023 Term Loan Credit Facility closed on September 13, 2023 (the “Closing”).

The foregoing description of the 2023 Term Loan Credit Agreement is qualified in its entirety by reference to the 2023 Term Loan Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference.

Collateral Agency Agreement

On September 12, 2023, the Company entered into a collateral agency agreement (the “Collateral Agency Agreement”) among the Company, Texas Capital, as collateral agent, Chambers, as term representative, and Mercuria Energy Trading SA as first-out representative.

The Collateral Agency Agreement provides for the appointment of Texas Capital, as collateral agent, for the present and future holders of the first lien obligations (including the obligations of the Company and certain of its subsidiaries under the 2023 Term Loan Credit Agreement) to receive, hold, administer and distribute the collateral that is at any time delivered to Texas Capitol or the subject of the Security Documents (as defined in the Collateral Agency Agreement) and to enforce the Security Documents and all interests, rights, powers and remedies of Texas Capital with respect thereto or thereunder and the proceeds thereof.

The foregoing description of the Collateral Agency Agreement is qualified in its entirety by reference to the Collateral Agency Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated by reference.

Item 1.02.         Termination of a Material Definitive Agreement.

In connection with the entry into the 2023 Term Loan Credit Agreement, the Credit Agreement, dated as of December 17, 2020, among the Company, as borrower, Wells Fargo Bank, National Association (as successor-in-interest to Fifth Third Bank, National Association), as administrative agent, and the lenders parties thereto (as amended from time to time, the “2020 Credit Agreement”) will be terminated, effective as of the Closing. In connection with the termination of the 2020 Credit Agreement, all outstanding obligations for principal, interest and fees under the 2020 Credit Agreement have been paid off in full, and all liens securing such obligations and guarantees of such obligations and securing any letter of credit or hedging obligations (other than those novated pursuant to the terms of the 2023 Term Loan Credit Agreement) permitted by the 2020 Credit Agreement to be secured by such liens will be released.

Item 2.03.         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 7.01         Regulation FD Disclosure.

On September 15, 2023, the Company issued a press release announcing the Closing of the 2023 Term Loan Credit Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information contained in this Current Report on Form 8-K under Item 7.01 and set forth in the attached Exhibit 99.1 is deemed to be “furnished” solely pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01.         Other Events.

Redemption of February Notes

On September 1, 2023, pursuant to the Indenture dated February 26, 2022 (as amended and supplement by the Supplement No. 1 to Indenture dated November 9, 2022) the Company issued to holders of the 10.000% Senior Notes due February 2024 (the “February Notes”) a notice of redemption to redeem on September 14, 2023 (or such later date, not later than October 31, 2023, as the conditions precedent thereto are satisfied) all of the February Notes then outstanding at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, September 14, 2023.

Redemption of November Notes

On September 1, 2023, pursuant to each of the Indenture dated November 8. 2022 and the Indenture dated December 12, 2022, the Company issued to holders of the 10.625 % Senior Notes due November 2024 (collectively, the “November Notes”) a notice of redemption to redeem on September 14, 2023 (or such later date, not later than October 31, 2023, as the conditions precedent thereto are satisfied) all of the November Notes then outstanding at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, September 14, 2023, plus the applicable premium calculated as the present value at September 14, 2023 of all required interest payments due on the November Notes through November 15, 2023.

Item 9.01.         Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit Number	Description of Exhibit
10.1#
Term Loan Credit Agreement, dated September 12, 2023, by and between HighPeak Energy, Inc., as borrower, Texas Capital Bank, as administrative agent, Chambers Energy Management, LP, as collateral agent and the lenders from time to time party thereto.

10.2#
Collateral Agency Agreement, dated September 12, 2023, by and between HighPeak Energy, Inc., Texas Capital Bank, as collateral agent, Chambers Energy Management, LP, as term representative, and Mercuria Energy Trading SA, as first-out representative.

99.1	Press release dated September 15, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

#   Schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHPEAK ENERGY, INC.

Date: September 15, 2023
	By:	/s/ Steven W. Tholen
	Name:	Steven W. Tholen
	Title:	Chief Financial Officer